Exhibit 99.4

Email from Duane Andrews to QinetiQ North America Operations, LLC Employees

January 22, 2007

Colleagues:

It is with great excitement that today I can deliver the news that QinetiQ North America Operations will be acquiring Analex Corporation. Pending regulatory approval, we will make an offer to acquire all of the outstanding equity ownership of Analex. Once accomplished, Analex will join the other QinetiQ North America subsidiaries: Apogen, Foster-Miller, OSEC, PSI, and Westar, in providing world-class technology and responsive solutions to our customers.

Analex (www.analex.com) is headquartered in Fairfax, Virginia, with 11 locations around the U.S. Analex specializes in providing innovative information technology, aerospace engineering and security and intelligence support services for defense, intelligence and space programs. Principal customers include the Missile Defense Agency (MDA), U.S. Navy (SPAWAR), DARPA, U.S. Army and NASA. Analex is also well positioned with intelligence customers, some of whom the company has supported for more than 20 years. Analex employs approximately 1,100 people, the majority of which hold U.S. DoD security clearances.

Once the deal closes (expected around March 31), we will bring Analex into the ongoing process of integrating the QinetiQ North America companies into a single company that maintains the agility and entrepreneurial spirit of a small business by both avoiding bureaucracy and encouraging personal initiative while also putting in place a structure that enables us to take advantage of the stability, scale and personnel/technical depth of a larger company.

Please join me in welcoming Analex to the QinetiQ North America family. Their customers and capabilities better enable both our growth and our ability to provide expanded career opportunities for all employees.

Duane Andrews

Legal Statements

A TENDER OFFER FOR THE OUTSTANDING SHARES OF ANALEX CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF ANALEX CORPORATION SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF ANALEX CORPORATION CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF ANALEX CORPORATION MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING ANALEX CORPORATION WHEN THE DOCUMENTS BECOME AVAILABLE.